Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

March 18, 2010	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 4Q AND FISCAL YEAR 2009 FINANCIAL RESULTS

Fiscal Year 2009 highlights:

•	Net income of $23.6 million or $0.54 per diluted share compared to a net loss of $(71.3) million or $(1.72) per diluted share last year.

•

Results include store closing and impairment charges of $0.17 per diluted share in 2009 and $0.39 per diluted share in 2008 plus a valuation allowance for deferred tax assets of $0.46 per diluted share in 2008.

•	Excluding these charges, earnings per diluted share would have been $0.71 in 2009 compared to a net loss per diluted share of $(0.87) in 2008.

•	Gross profit increased to 27.1 percent of sales from 22.2 percent in 2008.

•

Excluding store closing and impairment charges, selling, general and administrative (SG&A) expenses for 2009 declined $66.4 million to $303.0 million or 24.9 percent of sales compared to $369.4 million or 27.8 percent of sales in 2008.

•	Cash provided by operating activities grew to $98.3 million compared to $19.4 million in 2008 and we ended the year with $81.0 million of cash and no borrowings.

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its fourth quarter and fiscal year ended January 30, 2010.

Overview of Results for Fourth Quarter

For the fourth quarter of 2009, we earned $2.7 million or $0.06 per diluted share compared to a net loss of $(56.2) million or $(1.35) per diluted share for the fourth quarter of 2008. Included in net income for the fourth quarter of 2009 are $8.7 million (pre-tax) of store closing and impairment charges, or $0.13 per share, using the full-year effective tax rate. The fourth quarter 2008 results include charges totaling $0.78 per share consisting of $21.1 million (pre-tax) for store closing and impairment charges and a valuation allowance for deferred tax assets of $19.0 million. Our fourth quarter earnings per share without the impact of these charges would have been $0.19 in 2009 compared to a net loss of $(0.57) in 2008.

Our fourth quarter effective tax rate (“ETR”) of 54.2 percent was higher than our full-year rate of 31.6 percent primarily due to the impact of a change in our annual ETR. During the fourth quarter, our annual ETR increased from the estimated annual ETR used through the third quarter due to the impact of changes in book/tax differences on our deferred tax valuation allowance. This rate increase resulted in an unfavorable tax adjustment of $0.9 million ($0.02 per diluted share) in the fourth quarter. Our full year rate was lower than the federal statutory rate due to the effect of certain book/tax differences including the results of a third quarter tax accounting method change.

Overview of Results for Fiscal Year

For the year ended January 30, 2010, we earned $23.6 million or $0.54 per diluted share compared to a net loss of $(71.3) million or $(1.72) per diluted share in 2008. Included in net income for 2009 are $11.1 million (pre-tax) of store closing and impairment charges, or $0.17 per diluted share. Full year 2008 results include charges totaling $0.85 per share, consisting of $25.4 million (pre-tax) for store closing and impairment charges and a fourth quarter valuation allowance for deferred tax assets of $19.0 million. Excluding these charges, earnings per diluted share is $0.71 in 2009 compared to a net loss per diluted share of $(0.87) in 2008.

A reconciliation of net income (loss) per diluted share (GAAP basis) to adjusted net income (loss) per diluted share (non-GAAP basis) is provided in the financial schedules accompanying this release.

Comments on the Fourth Quarter and Fiscal Year Results

“We are proud to have reversed two years of losses and earned a significant profit in one of the most demanding years in our Company’s history,” said David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “Rigorous focus on inventory levels and freshness, dedication to expense reduction and emphasis on cash generation all contributed to our profitability this year. Our 13,000 associates were instrumental in the gains we made in 2009 and I want to thank them for their devotion and efforts.”

Sales for the fourth quarter of 2009 decreased 6.1 percent to $341.8 million from $363.9 million in 2008. Comparable store sales decreased 3.8 percent from the fourth quarter of 2008 to the fourth quarter of 2009. For the 52 weeks ended January 30, 2010, sales decreased 8.1 percent to $1,219.1 million from $1,326.5 million for the same 52 weeks ended last year. Comparable store sales declined 5.6 percent from 2008 to 2009.

Gross profit for the fourth quarter of 2009 increased to $88.5 million or 25.9 percent of net sales compared to $54.9 million or 15.1 percent of net sales in the same period last year. For 2009 gross profit increased to $330.4 million or 27.1 percent of sales compared to $294.2 million or 22.2 percent of net sales in 2008.

SG&A expenses for the fourth quarter of 2009 were $86.7 million compared to $117.2 million for the same period last year. Included in SG&A expenses for the fourth quarter of 2009 were $8.7 million of store closing and impairment charges compared with $21.1 million in 2008. SG&A expenses for the fourth quarter excluding those charges were $78.0 million or 22.8 percent of sales compared to $96.1 million or 26.4 percent in 2008. For 2009, SG&A expenses were $314.1 million as compared to $394.8 million in 2008. Included in SG&A expenses for 2009 were $11.1 million of store closing and impairment charges compared with $25.4 million in 2008. SG&A expenses for 2009 excluding those charges were $303.0 million or 24.9 percent of sales compared to $369.4 million or 27.8 percent in 2008.

The transformation of our supply chain methodology from direct-to-store shipments to centralized distribution increased our 2009 gross profit by $1.6 million and decreased store payroll in SG&A by $8.4 million for a total improvement in our 2009 results of $10.0 million (pre-tax). We expect similar savings from supply chain between now and early 2011.

Balance Sheet Highlights

We ended 2009 with $81.0 million of cash and no borrowings. This compares to net debt of $11.1 million at the end of 2008 comprised of $88.9 million of cash and borrowings of $100 million. In the fourth quarter of 2009 we exercised our option to extend our credit facility for one year. It now expires at the end of January 2012.

Inventories at the end of 2009 were $218.1 million compared with $207.1 million at the end of 2008. At the end of 2009 our inventories included approximately $30 million of merchandise in our distribution centers that was received earlier than at the end of 2008 as part of our new supply chain network. These planned earlier receipts also increased accounts payable. Without the merchandise in our distribution centers, our average inventory per store at the end of 2009 decreased 6.0 percent to $705,000 from $750,000 at the end of 2008.

Store Network

We opened two new stores and closed 11 in 2009, for a net decrease of nine locations. At year-end, we operated 267 stores compared to 276 stores at the end of 2008.

2010 Plans

“We are planning conservatively for 2010. Our first priority is improving sales, while continuing to focus on expense and operating controls,” Stovall continued. “With the added leadership of Brian Morrow as chief merchant, the full deployment of our new supply chain process and a significant information systems enhancement, we believe we are correctly positioned to further improve our business and give customers even more reason to visit our stores.”

We expect the following factors to influence our business in 2010:

•	We will continue to manage our inventories in line with our sales and expect them to increase only due to the impact of supply chain as previously discussed.

•	We expect SG&A savings from supply chain will slightly more than offset the addbacks of compensation and related expenses that were temporarily lowered in 2009.

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We plan to relocate five to ten stores to better locations in their respective markets. We also plan to close four and open three stores for a net planned decrease of one store by year-end. New stores will have negligible incremental profit benefit in 2010 as their partial year results will be largely offset by preopening costs that are expensed when the stores are opened.

•	Our effective tax rate will continue to fluctuate due to the impact of book/tax differences on our deferred tax valuation allowance.

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Capital expenditures are planned at approximately $30 million compared to $7.6 million in 2009. Approximately $20 million of this is for improved systems. The largest portion of that is for our new merchandise information system. The remaining capital amounts are to upgrade our store fixtures and in connection with our new and relocated stores.

Conference Call

A conference call for investment analysts to discuss these results will be held at 10 a.m. ET today, Thursday, March 18, 2010. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through March 26, 2010.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

Unaudited

(In thousands, except for share data)

	January 30, 2010	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$80,975	$88,903
Trade and other receivables	10,178	9,011
Inventories	218,125	207,139
Income taxes receivable	—	24,439
Prepaid expenses and other current assets	11,112	12,089

Total current assets	320,390	341,581
Property and equipment, net	68,415	86,321
Other assets	15,408	21,988

Total assets	$404,213	$449,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,318	$55,683
Accrued liabilities	84,330	79,794
Income taxes payable	2,961	—

Total current liabilities	167,609	135,477
Notes payable to banks	—	100,000
Other liabilities	20,915	28,063

Total liabilities	188,524	263,540
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 42,872,457 and 42,655,544 shares issued and outstanding, respectively	429	427
Additional paid-in capital	15,977	9,986
Retained earnings	198,705	175,152
Accumulated other comprehensive income	578	785

Total stockholders’ equity	215,689	186,350

Total liabilities and stockholders’ equity	$404,213	$449,890

Stein Mart, Inc.

Consolidated Statements of Operations

Unaudited

(In thousands, except for share amounts)

	13 Weeks Ended January 30, 2010	13 Weeks Ended January 31, 2009	Year Ended January 30, 2010	Year Ended January 31, 2009

Net sales	$341,829	$363,903	$1,219,109	$1,326,469

Cost of merchandise sold	253,352	308,998	888,752	1,032,232

Gross profit	88,477	54,905	330,357	294,237

Selling, general and administrative expenses	86,709	117,180	314,115	394,767

Other income, net	4,211	4,144	18,405	20,401

Income (loss) from operations	5,979	(58,131)	34,647	(80,129)

Interest income (expense), net	10	(662)	(238)	(1,753)

Income (loss) before income taxes	5,989	(58,793)	34,409	(81,882)

Income tax (provision) benefit	(3,245)	2,615	(10,856)	10,581

Net income (loss)	$2,744	$(56,178)	$23,553	$(71,301)

Net income (loss) per share:

Basic	$0.06	$(1.35)	$0.55	$(1.72)

Diluted	$0.06	$(1.35)	$0.54	$(1.72)

Weighted-average shares outstanding:

Basic	41,950	41,495	41,822	41,366

Diluted	43,690	41,495	43,082	41,366

Stein Mart, Inc.

Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Year Ended January 30, 2010	Year Ended January 31, 2009
Cash flows from operating activities:
Net income (loss)	$23,553	$(71,301)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,223	25,752
Impairment of property and other assets	8,429	20,726
Change in valuation allowance for deferred tax assets	(2,272)	18,958
Deferred income taxes	2,558	(10,341)
Store closing charges	2,658	4,697
Share-based compensation	4,610	4,077
Tax benefit (deficiency) from equity issuances	221	(183)
Excess tax benefits from share-based compensation	(166)	(3)
Changes in assets and liabilities:
Trade and other receivables	(1,167)	3,361
Inventories	(10,986)	55,357
Income taxes receivable	24,439	(10,336)
Prepaid expenses and other current assets	977	1,491
Other assets	2,461	1,595
Accounts payable	24,635	(21,441)
Accrued liabilities	5,033	(481)
Income taxes payable	2,961	—
Other liabilities	(8,838)	(2,572)

Net cash provided by operating activities	98,329	19,356

Cash flows from investing activities:
Capital expenditures	(7,585)	(19,281)

Net cash used in investing activities	(7,585)	(19,281)

Cash flows from financing activities:
Borrowings under notes payable to banks	57,300	626,652
Repayments of notes payable to banks	(157,300)	(553,785)
Excess tax benefits from share-based compensation	166	3
Proceeds from exercise of stock options	761	31
Proceeds from employee stock purchase plan	524	800
Repurchase of common stock	(123)	(18)

Net cash (used in) provided by financing activities	(98,672)	73,683

Net (decrease) increase in cash and cash equivalents	(7,928)	73,758
Cash and cash equivalents at beginning of year	88,903	15,145

Cash and cash equivalents at end of year	$80,975	$88,903

Supplemental disclosures of cash flow information:
Income taxes paid	$13,236	$2,100
Interest paid	271	1,906

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude store closing and impairment charges and the initial valuation allowance for deferred tax assets, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain charges that impact the comparability of the results. A reconciliation of 2009 and 2008 fourth quarter and total year net income (loss) per diluted share on a GAAP basis to adjusted net income (loss) per diluted share (non-GAAP basis) are presented in the table below.

Stein Mart, Inc.

Reconciliation of Net Income (Loss) per Diluted Share (GAAP Basis) to

Adjusted Net Income (Loss) per Diluted Share (Non-GAAP Basis)

Unaudited

	13 Weeks Ended		Year Ended
	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009
Net income (loss) per diluted share (GAAP Basis)	$0.06	$(1.35)	$0.54	$(1.72)

Adjustments:
Store closing and impairment charges, net of tax	0.13	0.32	0.17	0.39
Initial valuation allowance for deferred tax assets		0.46		0.46

Adjustments total	0.13	0.78	0.17	0.85

Adjusted net income (loss) per diluted share (Non-GAAP Basis)	$0.19	$(0.57)	$0.71	$(0.87)